Exhibit 99.4

For release November 22, 2005, at 4:01 p.m. Eastern

Hildebrandt Named Planar’s Chief Financial Officer

BEAVERTON, Ore.—(BUSINESS WIRE)—Nov. 22, 2005—Planar Systems, Inc. (NASDAQ: PLNR), a worldwide leader in flat panel display systems, is announcing Scott Hildebrandt is joining the company as vice president and chief financial officer effective immediately.

In this position, Mr. Hildebrandt will be responsible for all finance, accounting, treasury, information technology, legal, and investor relations activities of Planar. In his role as CFO, he is replacing Steve Buhaly who held both the chief financial officer and chief operating officer roles for Planar. Hildebrandt was previously the CFO of Planar and has previously held the role of CFO at both Merant, PLC and InFocus Corporation.

“I am pleased to have Scott join the Planar team,” said Gerry Perkel, Planar’s president and CEO. “His background and successful experience as a finance executive will be valuable as we continue our efforts to enhance shareholder value.”

At Merant, Hildebrandt served during a company turnaround that resulted in a substantial increase in shareholder value in two years. He was at InFocus during a time of rapid revenue and profitability growth. Prior to those positions, Hildebrandt served in various financial executive roles at Tektronix, Inc., including corporate treasurer and division controller. He worked for the accounting firm of Deloitte & Touche following his graduation from Oregon State University.

“I want to thank Steve for all of his contributions in his 6+ years with Planar,” said Perkel. “Steve has also helped me get up to speed quickly and he will stay on until the end of the calendar year to aid with the CFO transition.” Perkel went on to say, “We will be eliminating the COO role at Planar and operational units that have been reporting to Steve will now report directly to me.”

About Planar

Planar Systems, Inc. (NASDAQ: PLNR) is a leading provider of flat panel display hardware and software solutions for demanding medical, retailing, industrial and commercial applications. Hospitals, shopping centers, banks and businesses of all sizes use Planar display technology to help connect people, information and ideas. Founded in 1983, Planar is headquartered in Oregon, USA, with offices, manufacturing partners and customers worldwide. For more information, visit www.planar.com.

Contact: Gerry Perkel, 503-748-6984